Bunge Reports First Quarter 2022 Results
St. Louis, MO - April 27, 2022 - Bunge Limited (NYSE:BG) today reported first quarter 2022 results
•Q1 GAAP EPS of $4.48 vs. $5.52 in the prior year; $4.26 vs. $3.13 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Agribusiness continues to adapt to dynamic, rapidly changing market conditions while connecting farmers to global consumers
•Refined and Specialty Oils benefiting from favorable demand trends, as well as supply chain and innovation capabilities
•Increasing full-year adjusted EPS outlook to at least $11.50 based on stronger than expected Q1 results and current forward crush curves

➢	Overview

Greg Heckman, Bunge's Chief Executive Officer, commented, “I am very proud of our team’s continued agility and dedication to ensuring key food, feed and fuel products are getting from farmers to consumers as we navigate this unprecedented global market, further intensified by the war in Ukraine. In addition to our corporate humanitarian contributions, our global team continues to actively support our colleagues in the region during this difficult time, including volunteering to assist displaced colleagues and their families with shelter, food and other critical needs.

"From a business standpoint, the changes we’ve made to our operating model have enabled us to provide innovative solutions to our customers on both ends of the supply chain and help them respond to the highly dynamic and challenging environment. While we expect market conditions to continue shifting, I am confident we have the right team and platform in place to execute our critical role in the global agriculture and food supply chains.”

➢	Financial Highlights

	Three Months Ended March 31,
(US$ in millions, except per share data)	2022	2021
Net income attributable to Bunge	$688	$831
Net income per common share-diluted	$4.48	$5.52

Mark-to-market timing difference (a)	$(0.40)	$(1.30)
Certain (gains) and charges (b)	$0.18	$(1.09)
Adjusted Net income per common share-diluted (c)	$4.26	$3.13

Core Segment EBIT (c) (d)	$922	$1,152
Mark-to-market timing difference (a)	(76)	(245)
Certain (gains) & charges (b)	12	(170)
Adjusted Core Segment EBIT (c)	$858	$737

Corporate and Other EBIT (c)	$(63)	$(86)
Certain (gains) & charges (b)	(29)	—
Adjusted Corporate and Other EBIT (c)	$(92)	$(86)

Non-core Segment EBIT (c) (e)	$34	$20
Certain (gains) & charges (b)	—	—
Adjusted Non-core Segment EBIT (c)	$34	$20

Total Segment EBIT (c)	$893	$1,086
Mark-to-market timing difference (a)	(76)	$(245)
Total Certain (gains) & charges (b)	(17)	$(170)
Adjusted Total Segment EBIT (c)	$800	$671

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	First Quarter Results
Core Segments
Agribusiness

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2022	Mar 31, 2021
Volumes (in thousand metric tons)	20,070	21,644

Net Sales	$11,231	$9,791

Gross Profit	$864	$886

Selling, general and administrative expense	$(121)	$(80)

Foreign exchange gains (losses)	$9	$(8)

EBIT attributable to noncontrolling interests	$(4)	$(8)

Other income (expense) - net	$(63)	$22

Income (loss) from affiliates	$14	$24

Segment EBIT	$699	$836
Mark-to-market timing difference	(83)	(235)
Certain (gains) & charges	11	—
Adjusted Segment EBIT	$627	$601

Certain (gains) & charges, Net income (loss) attributable to Bunge	$9	$—
Certain (gains) & charges, Earnings per share	$0.06	$—

Processing (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2022	Mar 31, 2021
Processing EBIT	$551	$729
Mark-to-market timing difference	(98)	(366)
Certain (gains) & charges	8	—
Adjusted Processing EBIT	$461	$363
Higher soy crush results in the U.S., Europe and Brazil, which benefited from improved margins due to strong demand, were partially offset by lower softseed crush results in Europe and China, which were negatively impacted by tight seed supplies and higher costs.

Merchandising (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2022	Mar 31, 2021
Merchandising EBIT	$148	$107
Mark-to-market timing difference	15	131
Certain (gains) & charges	3	—
Adjusted Merchandising EBIT	$166	$238
Merchandising had a good quarter, however, results were down compared to a particularly strong prior year, primarily due to lower results in our global grains and financial services operations.

Refined & Specialty Oils

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2022	Mar 31, 2021
Volumes (in thousand metric tons)	2,296	2,177

Net Sales	$3,976	$2,726

Gross Profit	$262	$235

Selling, general and administrative expense	$(89)	$(86)

Foreign exchange gains (losses)	$—	$2

EBIT attributable to noncontrolling interests	$3	$(79)

Other income (expense) - net	$(3)	$236

Segment EBIT	$173	$308
Mark-to-market timing difference	6	(14)
Certain (gains) & charges	1	(170)
Adjusted Segment EBIT	$180	$124

Certain (gains) & charges, Net income (loss) attributable to Bunge	$1	$(165)
Certain (gains) & charges, Earnings per share	$0.01	$(1.09)

Refined & Specialty Oils Summary

Higher results in the quarter were largely driven by improved margins and volumes in North America, which benefited from strong food and fuel demand. Results in other regions were slightly lower compared to the prior year.

Milling

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2022	Mar 31, 2021
Volumes (in thousand metric tons)	1,161	1,041

Net Sales	$603	$390

Gross Profit	$71	$34

Selling, general and administrative expense	$(24)	$(23)

Foreign exchange gains (losses)	$3	$(3)

Segment EBIT	$50	$8
Mark-to-market timing difference	1	4
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$51	$12

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—

Milling Summary

Higher results in the quarter were driven by improved margins and volumes in the U.S. and South America. In South America, effective management of our supply chain also contributed to the improved performance.

Corporate and Other

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2022	Mar 31, 2021
Gross Profit	$5	$(8)

Selling, general and administrative expense	$(74)	$(82)

Foreign exchange gains (losses)	$—	$(1)

EBIT attributable to noncontrolling interests	$(12)	$—

Other income (expense) - net	$19	$5

Segment EBIT	$(63)	$(86)
Certain (gains) & charges	(29)	—
Adjusted Segment EBIT	$(92)	$(86)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$18	$—
Certain (gains) & charges, Earnings per share	$0.11	$—

Corporate

	Three Months Ended
(US$ in millions)	Mar 31, 2022	Mar 31, 2021
Corporate EBIT	$(46)	$(86)
Certain (gains) & charges	(29)	—
Adjusted Corporate EBIT	$(75)	$(86)
Other

	Three Months Ended
(US$ in millions)	Mar 31, 2022	Mar 31, 2021
Other EBIT	$(17)	$—
Certain (gains) & charges	—	—
Adjusted Other EBIT	$(17)	$—

Corporate and Other Summary

The decrease in Corporate expenses during the quarter was primarily related to the timing of performance-based compensation accruals. The loss in Other was related to Bunge Venture’s investment in Benson Hill.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2022	Mar 31, 2021
Net Sales	$64	$54

Gross Profit	$2	$—

Income (loss) from affiliates	$32	$20

Segment EBIT	$34	$20
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$34	$20

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—
Sugar & Bioenergy Summary

Results in the quarter were primarily driven by strong Brazilian ethanol prices.

Cash Flow

	Three Months Ended
	Mar 31, 2022	Mar 31, 2021
Cash used for operating activities	$(2,656)	$(987)
Net proceeds from beneficial interest in securitized trade receivables	1,613	969
Cash provided by (used for) operating activities, adjusted	$(1,043)	$(18)

Cash used for operations in the three months ended March 31, 2022 was $2,656 million compared to cash used of $987 million in the same period last year. Adjusting for the net proceeds from beneficial interest in securitized trade receivables, cash used for operating activities was $1,043 million compared with cash used for operating activities of $18 million in the prior year. Cash used for operating activities was driven by an increase in working capital primarily as a result of higher commodity prices. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $696 million compared to $533 million in the prior year.(4)
Income Taxes
For the three months ended March 31, 2022, income tax expense was $108 million compared to $192 million in the prior year. The decrease in income tax expense was primarily due to lower pre-tax income, releases of valuation allowances in Europe and Asia and tax benefits associated with equity compensation payments.

➢	COVID-19 Update

Bunge continues to closely monitor developments related to the pandemic to ensure the health and safety of its employees. While most facilities have been able to return at or near normal operations, the Company’s internal task force is prepared to re-establish safety measures and protocols should infection rates increase.

Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

➢	Outlook
We are increasing our full-year 2022 EPS outlook to reflect our strong first quarter and current market environment. We are now forecasting full-year 2022 adjusted EPS of at least $11.50 per share.

In Agribusiness, full-year results are expected to be higher than our previous outlook, but still forecasted to be down from last year. While we are not forecasting the same magnitude of margin enhancing opportunities that we captured during 2021, we do see potential upside to our outlook if strong demand and tight commodity supplies continue.

In Refined and Specialty Oils, full-year results are expected to be up from our previous outlook and higher than last year, driven by strong demand from food and fuel in our North American and European businesses.

In Milling, full-year results are expected to be up from our previous outlook and significantly higher than last year, primarily due to our strong first quarter results.

In Corporate and Other, results are now expected to be more favorable than last year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be in line with last year.

Additionally, the Company now expects the following for 2022: an adjusted annual effective tax rate in the range of 16% to 18%; net interest expense in the range of $250 to $270 million; capital expenditures in the range of $650 to $750 million; and depreciation and amortization of approximately $420 million.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00a.m. Eastern (7:00a.m. Central) on Wednesday, April 27, 2022 to discuss the company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q1 2022 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on April 27, 2022, continuing through May 27, 2022. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 1384510. A replay will also be available in "Past events" at "Events and presentations" in the "Investors" section of the company's website.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 22,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the impact on our operations and facilities from the military conflict in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on Bunge resulting from a continuation and/or escalation of the conflict and sanctions against Russia; industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; the impact of government policies and regulations; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; the impact of seasonality; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; the impact of our dependence on third parties; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges)
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended March 31, 2022 and 2021.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended March 31,	2022	2021	2022	2021	2022	2021

Core Segments:	$(10)	$165	$(0.07)	$1.09	$(12)	$170
Agribusiness	$(9)	$—	$(0.06)	$—	$(11)	$—
Ukraine-Russia Conflict	(9)	—	(0.06)	—	(11)	—

Refined and Specialty Oil Products	$(1)	$165	$(0.01)	$1.09	$(1)	$170
Ukraine-Russia Conflict	(1)	—	(0.01)	—	(1)	—
Gain on sale of assets	—	165	—	1.09	—	170

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(18)	$—	$(0.11)	$—	$29	$—
Pension settlement	21	—	0.14	—	29	—
Bond early redemption	(39)	—	(0.25)	—	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(28)	$165	$(0.18)	$1.09	$17	$170

See Definition and Reconciliation of Non-GAAP Measures.

Core Segments

Agribusiness
EBIT for the three months ended March 31, 2022 included $11 million of charges resulting from the Ukraine-Russia conflict, primarily related to misappropriated inventory and damaged property, plant and equipment, recorded in Cost of goods sold.

Refined and Specialty Oils
EBIT for the three months ended March 31, 2022 included a $1 million charge resulting from the Ukraine-Russia conflict, related to a bad debt provision, recorded in SG&A.
EBIT for the three months ended March 31, 2021 included $170 million in gains on sales of assets, comprised of a $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge's 70% share, and a $19 million gain on sale of an oils packaging facility in Mexico, both recorded in Other income (expense) - net.

Corporate and Other
EBIT for the three months ended March 31, 2022 included a $29 million gain, at Bunge's 70% share, related to the settlement of one of the Company’s international defined benefit pension plans, recorded in Other income (expense) - net.
Net income for the three months ended March 31, 2022 also included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended March 31,
(US$ in millions, except per share data)	2022	2021
Net sales	$15,880	$12,961
Cost of goods sold	(14,676)	(11,814)
Gross profit	1,204	1,147
Selling, general and administrative expenses	(308)	(271)
Foreign exchange (losses) gains	12	(10)
Other income (expense) – net	(47)	263
Income (loss) from affiliates	45	44
EBIT attributable to noncontrolling interest (a) (1)	(13)	(87)
Total Segment EBIT	893	1,086
Interest income	9	9
Interest expense	(111)	(73)
Income tax (expense) benefit	(108)	(192)
Noncontrolling interest share of interest and tax (a) (1)	5	1
Net income (loss) attributable to Bunge (1)	688	831
Convertible preference share dividends	—	(8)
Net income (loss) available to Bunge common shareholders	$688	$823
Add back convertible preference share dividends	—	8
Net income (loss) available to Bunge common shareholders - diluted	$688	$831

Net income (loss) per common share diluted attributable to Bunge common shareholders	$4.48	$5.52
Weighted–average common shares outstanding - diluted	154	151

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2022	2021
Assets
Cash and cash equivalents	$386	$902
Trade accounts receivable, net	2,564	2,112
Inventories (a)	10,988	8,431
Assets held for sale	285	264
Other current assets	6,667	4,751
Total current assets	20,890	16,460
Property, plant and equipment, net	3,561	3,499
Operating lease assets	994	912
Goodwill and other intangible assets, net	913	915
Investments in affiliates	898	764
Other non-current assets	1,468	1,269
Total assets	$28,724	$23,819

Liabilities and Equity
Short-term debt	$1,937	$673
Current portion of long-term debt	503	504
Trade accounts payable	5,836	4,250
Current operating lease obligations	377	350
Liabilities held for sale	113	122
Other current liabilities	5,094	3,425
Total current liabilities	13,860	9,324
Long-term debt	4,040	4,787
Non-current operating lease obligations	559	506
Other non-current liabilities	1,154	996
Total liabilities	19,613	15,613
Redeemable noncontrolling interest	370	381
Total equity	8,741	7,825
Total liabilities, redeemable noncontrolling interest and equity	$28,724	$23,819

(a) Includes readily marketable inventories of $8,875 million and $6,869 million at March 31, 2022 and December 31, 2021, respectively. Of these amounts, $6,651 million and $4,857 million, respectively, can be attributable to merchandising activities.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2022	2021
Operating Activities
Net income (loss) (1)	$696	$917
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(116)	(25)
Depreciation, depletion and amortization	102	106
Deferred income tax expense (benefit)	(54)	36
(Gain) loss on sale of investments and property, plant and equipment	(1)	(239)
Other, net	23	(6)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(392)	(617)
Inventories	(2,350)	(1,448)
Secured advances to suppliers	(52)	5
Trade accounts payable and accrued liabilities	1,167	1,134
Advances on sales	(30)	(69)
Net unrealized (gain) loss on derivative contracts	213	100
Margin deposits	(388)	282
Marketable securities	243	64
Beneficial interest in securitized trade receivables	(1,637)	(1,027)
Other, net	(80)	(200)
Cash provided by (used for) operating activities	(2,656)	(987)
Investing Activities
Payments made for capital expenditures	(106)	(53)
Proceeds from investments	18	—
Payments for investments	(54)	(88)
Settlement of net investment hedges	(1)	(9)
Proceeds from beneficial interest in securitized trade receivables	1,613	969
Proceeds from the sale of investments and property, plant and equipment	—	331
Payments for investments in affiliates	—	(35)
Other, net	(22)	—
Cash provided by (used for) investing activities	1,448	1,115
Financing Activities
Net borrowings (repayments) of short-term debt	1,301	(89)
Net proceeds (repayments) of long-term debt	(571)	—
Proceeds from the exercise of options for common shares	32	44
Dividends paid to common and preference shareholders	(82)	(79)
Acquisition of noncontrolling interest	—	(147)
Other, net	28	(19)
Cash provided by (used for) financing activities	708	(290)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1	33
Net increase (decrease) in cash and cash equivalents and restricted cash	(499)	(129)
Cash and cash equivalents and restricted cash - beginning of period	905	381
Cash and cash equivalents and restricted cash - end of period	$406	$252

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected adjusted net income per common share for 2022. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2022, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended March 31,
(US$ in millions)	2022	2021
Net income (loss) attributable to Bunge	$688	$831
Interest income	(9)	(9)
Interest expense	111	73
Income tax expense (benefit)	108	192
Noncontrolling interest share of interest and tax	(5)	(1)
Total Segment EBIT	$893	$1,086

Agribusiness EBIT	$699	$836
Refined and Specialty Oils EBIT	173	308
Milling EBIT	50	8
Core Segment EBIT	$922	$1,152

Corporate and Other EBIT	$(63)	$(86)

Sugar & Bioenergy EBIT	$34	$20
Non-Core Segment EBIT	$34	$20

Total Segment EBIT	$893	$1,086
Mark-to-market timing difference	(76)	(245)
Certain (gains) & charges	(17)	(170)
Adjusted Total Segment EBIT	$800	$671

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) available for common shareholders:

	Three Months Ended March 31,
(US$ in millions, except per share data)	2022	2021
Net income (loss) attributable to Bunge	$688	$831
Mark-to-market timing difference	(62)	(195)
Certain (gains) and charges:
Ukraine-Russia conflict	10	—
Pension settlement	(21)	—
Bond early redemption	39	—
Gain on sales of assets	—	(165)
Adjusted Net income (loss) available for common shareholders	$654	$471
Weighted-average common shares outstanding - diluted, adjusted (a)	154	151
Adjusted Net income (loss) per common share - diluted	$4.26	$3.13
(a) Approximately zero and 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended March 31, 2022 and 2021, respectively.

➢	Notes
(1)     A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended March 31,
(US$ in millions)	2022	2021
Net income (loss) attributable to Bunge	$688	$831
EBIT attributable to noncontrolling interest	13	87
Noncontrolling interest share of interest and tax	(5)	(1)
Net income (loss)	$696	$917

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)     A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Three months ended March 31,
(US$ in millions)	2022	2021
Cash provided by (used for) operating activities	$(2,656)	$(987)
Foreign exchange gain (loss) on net debt	116	25
Working capital changes	3,306	1,776
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(8)	(86)
Mark-to-Market timing difference, after tax	(62)	(195)
Adjusted FFO	$696	$533